UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

KBR, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street

Suite 3400

Houston, Texas 77002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 2, 2011, KBR, Inc. (“KBR”) entered into a $1 billion, five-year unsecured revolving credit agreement with a syndicate of international banks. Pursuant to the terms of that credit agreement, it is an event of default if any certificate furnished to the bank syndicate is incorrect or proves to have been incorrect, when made or deemed made. As described in Item 4.02 below, it has been determined that KBR’s previously issued consolidated financial statements as of and for the year ended December 31, 2013 should no longer be relied upon. We do not currently expect that the corrections to our 2013 consolidated financial results, and any impact to our March 31, 2014 results, will cause a financial covenant breach under our credit agreement; however, the management certifications we made to our financial institutions under the credit agreement are no longer valid. Without further agreement from our bank syndicate, KBR is prohibited from requesting the issuance of any new letters of credit or loan advances under its committed and uncommitted lines of credit, which could materially impact its business operations and liquidity. Under certain circumstances, KBR may also be required to provide cash collateral to secure outstanding letters of credit or surety bond positions. As of April 30, 2014, KBR estimates that it had outstanding letters of credit of approximately $632 million as well as consolidated cash and equivalents of approximately $900 million. We are currently in discussions with our bank syndicate to reach an amicable resolution of this matter.

ITEM 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation of KBR, Inc.’s Form 10-Q for the three months ending March 31, 2014, we determined that the estimated costs to complete seven Canadian pipe fabrication and module assembly contracts within our Services business segment that were awarded during 2012-2013 will result in pre-tax charges of $158 million, consisting of the reversal of $23 million in previously recognized pre-tax profits and the recognition of approximately $135 million in pre-tax estimated losses at completion. Our review of this matter is ongoing and therefore the amounts previously noted are subject to change. We believe, subject to further review, that the majority of these losses should have been recognized in our consolidated financial statements as of and for the year ended December 31, 2013.

The seven contracts in question are with third-party clients and do not impact other KBR projects. Six of the contracts will be completed during 2014 or in early 2015. The seventh contract is a master services type agreement that provides our client with the right, but not the obligation, to place new pipe fabrication and module assembly orders until 2017. The pre-tax losses noted above include estimated losses only for work released to us through March 31, 2014. Future work orders, if any, will be accounted for at the time of each release. We have begun discussions with our client under the master services agreement regarding a market-based cost adjustment. At this time, we can provide no assurance that such discussions will be successfully concluded. The negative cash impact associated with the work released to date under the seven contracts has largely been incurred and the forecast net negative cash flow to complete this work is expected to be less than $45 million. The estimated losses noted above do not assume recovery from clients for quantity and/or cost increases caused by client-directed actions. We believe we are entitled to certain recoveries from our clients but since collection remains uncertain, we will record any such recoveries if, and when, mutually agreed.

KBR’s self-perform pipe fabrication and module assembly activities are limited to our Edmonton, Alberta operations. The contracts referenced herein were part of a rapid expansion of work at these operations and resulted in increased internal and external costs and adversely impacted our historical module assembly productivity rates.

Separately, during the preparation of our Form 10-Q for the three months ending March 31, 2014, we identified an overstatement error in our revenue recognition on a long-term construction project approximating $9.0 million pre-tax ($6.3 million after tax) and an error which resulted in an understatement of our income tax provision of approximately $6.5 million that had not been properly included in the Consolidated Statement of Income for the year ended December 31, 2013.

As a result of the errors described above, on May 1, 2014, the Audit Committee of the Board of Directors of KBR, in consultation with and based on the recommendation of management, concluded that KBR’s consolidated financial statements as of and for the year ended December 31, 2013 should be restated to correct for the aforementioned errors and that, accordingly, KBR’s previously issued consolidated financial statements for 2013 should no longer be relied upon. Additionally, KBR’s earnings and press releases and similar communications should no longer be relied upon to the extent that they relate to these consolidated financial statements. As soon as practicable, we expect to amend KBR’s Form 10-K for the year ended December 31, 2013 to restate the financial statements and correct the errors identified herein, and to revise related information, including our discussion of KBR’s internal controls and procedures. As a result, we will not file KBR’s 10-Q for the three months ending March 31, 2014 until after filing of the amended Form 10-K. Given the ongoing nature of our review, the forecast filing date for the amended 2013 Form 10-K and Form 10-Q for the three months ending March 31, 2014 is uncertain. KBR’s management is continuing to review these matters to ensure it has determined the causes for these errors and will continue to consider the effect of these errors on our prior conclusions regarding our internal control over financial reporting and disclosure controls and procedures as of the end of the applicable period. We will amend, as necessary, any disclosures pertaining to our evaluation of such controls and procedures in connection with our amended Annual Report on Form 10-K for the year ended December 31, 2013, and in our Form 10-Q for the three months ending March 31, 2014.

As described in Item 2.04 above, we are working closely with our bank syndicate to timely address any and all compliance matters related to our credit agreement and other financial arrangements.

The KBR Audit Committee, comprised of members of its Board of Directors, has retained independent legal and accounting advisors to review these matters and to advise the Committee, which is in addition to the review being conducted by KBR’s management. The Audit Committee has discussed the matters described in this Current Report with KPMG LLP, KBR’s independent registered public accounting firm.

As a result of the above items, KBR is also withdrawing its previously issued guidance for 2014. We expect to provide updated guidance later this year. In keeping with our previously announced intent to return capital to shareholders, between February 27, 2014 and April 30, 2014, KBR repurchased approximately 3.4 million shares of its common stock at an average price of $27.29 for a total of $94 million.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	KBR, Inc. press release dated May 5, 2014 entitled, “KBR, Inc. Announces Intention to Restate Consolidated Financial Statements for the Year 2013”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date May 5, 2014	By:	/s/ Jeffrey B. King
Jeffrey B. King Vice President, Public Law